Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2007, relating to the financial statements of StoneMor Partners L.P., and our report dated March 16, 2007 on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K/A of StoneMor Partners L.P. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

June 18, 2007